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                                                                       EXHIBIT 2


                         CAPITAL CONTRIBUTION AGREEMENT


         CAPITAL CONTRIBUTION AGREEMENT (this "Agreement"), dated as of December 17, 2002, by and among Scott M. Niswonger, an individual residing in the State of Tennessee, and John A. Tweed, an individual residing in the State of Tennessee (each individually a "Contributor" and collectively "Contributors"), and Landair Acquisition Corporation, a Tennessee corporation wholly owned by Contributors (the "Company").

         WHEREAS, the Contributors are delivering to Landair (as defined below) a proposal pursuant to which the Contributors are proposing to offer (the "Offer") to purchase all of the outstanding common stock (including shares of common stock issuable upon exercise of options to purchase common stock) of Landair Corporation, a Tennessee corporation ("Landair"), not owned by the Contributors or the Company (the "Landair Common Stock"), at a purchase price of $13.00 per share (such amount, or any greater amount per share paid by the Contributors pursuant to the Offer, the "Offer Price"), such purchase of Landair Common Stock to be effected by the Contributors through the Company;

         WHEREAS, to finance the purchase of the Landair Common Stock, the Company intends to borrow funds from certain lenders (the "Financing");

         WHEREAS, the funds received from the Financing may be insufficient to purchase all of the shares of Landair Common Stock tendered pursuant to the Offer and to pay all related fees and expenses; and

         WHEREAS, it is a condition to the Financing that the Contributors agree to contribute capital to the Company in such amounts that, when combined with the proceeds of the Financing, are required to fund the Company's purchase at the Offer Price of the Landair Common Stock tendered pursuant to the Offer and all related fees and expenses;

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein and intending to be legally bound, the parties hereto agree as follows:

         1. On or prior to the closing of the purchase of the shares of Landair Common Stock tendered pursuant to the Offer, the Contributors agree to contribute capital to the Company in such amounts that, when combined with the proceeds of the Financing, are required to fund the Company's purchase at the Offer Price of the Landair Common Stock tendered pursuant to the Offer and all related fees and expenses. Such capital shall be contributed by the Contributors pro rata in accordance with their ownership of common stock of the Company and shall be contributed by wire transfer of immediately available funds pursuant to wire transfer instructions delivered to the Contributors by the Company.

         2. The Company agrees to accept any capital contributions made by the Contributors pursuant to Section 1 of this Agreement.
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         3.       Each of the Contributors and the Company represent and warrant that (a) this Agreement constitutes the valid and binding obligation of such party, enforceable in accordance with its terms, and (b) neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which he or it is a party or by which he or it is bound or to which any of his or its assets is subject.

         4. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

         5. This Agreement contains the entire agreement between the parties pertaining to the subject matter herein and supersedes any and all prior and/or contemporaneous agreements and understandings, if any, of the parties in connection therewith. No change, alteration, modification, termination or amendment of this Agreement shall be effective unless set forth in a written instrument signed by the parties.

         6. This Agreement may be executed in one or more counterparts by means of manual, facsimile or electronically delivered signatures, each of which shall constitute an original.

         7. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee with respect to agreements entered into and to be performed entirely in the State of Tennessee.


                  [Remainder of Page Intentionally Left Blank]









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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first noted above.



                                                       /s/ Scott M. Niswonger
                                                       -------------------------
                                                           Scott M. Niswonger



                                                       /s/ John A. Tweed
                                                       -------------------------
                                                           John A. Tweed


                                                       LANDAIR ACQUISITION
                                                       CORPORATION


                                                       /s/ John A. Tweed
                                                       -------------------------
                                                       By:      John A. Tweed
                                                       Title:   President